EXHIBIT 5.1






                                  December 20, 1996



Competitive Technologies, Inc.
1960 Bronson Road
Fairfield, CT  06430

Gentlemen:

      In connection with the proposed registration under the Securities Act of 1933, as amended, by Competitive Technologies, Inc., a Delaware corporation (the "Company"), on Form S-8 (the "Registration Statement") of 100,000 shares of its Common Stock, $.01 par value (the "Shares"), issuable in connection with the 1996 Directors' Stock Participation Plan (the "1996 Plan"), we hereby advise you that as counsel for the Company we have examined the Restated Certificate of Incorporation of the Company and all amendments thereto, the By-Laws of the Company, certain minutes of the Company, and such other documents and records as we have deemed necessary for the purposes of this opinion.

      Based upon such examination, it is our opinion that:

      (1) The Company is a validly organized and existing corporation under the laws of the State of Delaware.

      (2) The Shares are duly authorized and, when issued pursuant to the terms of the 1996 Plan, will be legally issued, fully paid and non-assessable.

                                  Very truly yours,

                                  D'ANCONA & PFLAUM



                                  By:   s/ Merrill A. Freed
                                             Merrill A. Freed